EXHIBIT 99.1

iMine Corp Announces the Launch of New Corporate Website

INDIANAPOLIS, July 05, 2018 (GLOBE NEWSWIRE) -- iMine Corp (JRVS) (“iMine” or the “Company”), a publicly traded company focused on developing and selling commercial-grade cryptocurrency miners, is pleased to announce the launch of a new corporate website, www.iminecorp.com. The website aims to showcase the company’s mission statement and the development of its business.

Designed to deliver smooth user experience, the website offers many features to help users quickly and easily learn about iMine Corp and cryptocurrency mining. The Company intends to include on its website:

•	Market Watch – Real-time price tracking of cryptocurrencies including Bitcoin, Ethereum, and other altcoins.

•	Investor Section – The investor section provides users with direct access to the Company’s SEC filings, press releases, stock charts, and corporate presentations.

•	Mobile Compatibility – Users can access all the information on the website through their mobile devices.

“We are dedicated to developing industry-leading cryptocurrency mining rigs. The new website can allow us to communicate our progress more efficiently with our current and prospective clients and investors,” said Daniel Tsai, Chief Executive Officer of iMine Corp. “iMine’s primary objective is to focus on product development and distribution. We have on order 43 mining rigs which are made to our specifications.”

About iMine Corp

iMine Corp (JRVS) is a publicly traded corporation that is in the process of developing the business of selling computer equipment which can be used for the mining of cryptocurrency and testing the equipment through the mining of cryptocurrency and the sale of cryptocurrency on one of the existing exchanges for the mined cryptocurrency. We plan to develop and sell GPU-based mining server based on our specifications. For more information, please visit http://iminecorp.com/. Information on our website is not part of this press release.

Safe Harbor Statement:

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Such statements include any that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate", "project", "intend", "forecast", "anticipate", "plan", "planning", "expect", "believe", "likely", "should", "could", "would", "may" or similar words or expressions. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company's actual results and financial position to differ materially from those in such statements, which involve risks and uncertainties, including those relating to the Company's ability to design and market cryptocurrency mining equipment, sell any cryptocurrency it may mine, and develop and market its own cryptocurrency mining equipment. Actual results may differ materially from those predicted and any reported should not be considered an indication of future performance. Potential risks and uncertainties include the Company's operating history and resources, economic, competitive, and equity market conditions.

Media and Investor Contact:

Mike Zhou

iMine Corp

(877) 464-6388

mikez@iminecorp.com